EXHIBIT 99.1

MicroVision Announces Second Quarter 2019 Results

REDMOND, Wash., July 18, 2019 (GLOBE NEWSWIRE) -- MicroVision, Inc. (NASDAQ:MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced second quarter 2019 results.

Revenue for the second quarter of 2019 was $1.2 million, compared to $2.0 million for the second quarter of 2018. MicroVision's net loss for the second quarter of 2019 was $9.0 million, or $0.08 per share, compared to a net loss of $8.5 million, or $0.10 per share for the second quarter of 2018.

“We completed the required work under the development portion of the April 2017 contract and this month we received final payment for that work, bringing the total development payments to $15 million. This month we expect to begin shipping production units to this customer,” said Perry Mulligan, MicroVision’s Chief Executive Officer. “Additionally, to enable product launches on a global scale for our customers we developed and demonstrated a module that enables Class 1 laser products with the same brightness as Class 3R. We believe our Class 1 laser solution for interactive display and display-only products increases the market size and ease of launch for our customers while maintaining the performance characteristics they value,”  Mulligan added.

Financial Results Conference Call

The company will host a conference call today to discuss its second quarter 2019 results and current business operations at 2:00 p.m. Pacific Time today by accessing the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page at https://microvision.gcs-web.com/investor-event-calendar or dialing 1-877-883-0383 (for U.S. participants) or 1-412-902-6506  (for participants outside of the U.S.) ten minutes prior to the start of the call using pass code number 7828715.

The conference call will be available for rebroadcast from the Investor Relations section of MicroVision’s web site on the Investor Relations Events Calendar page.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature sensing and projection solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this sensing and display solution means that its technology can be adapted to a wide array of applications and form factors. We combine our hardware, software, and algorithms to unlock value for our customers by providing them a differentiated advanced solution for a rapidly evolving, always-on world.

Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Washington.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to product shipment, potential product sales, adoption of technology, solutions for Class 1 laser products, expanding market opportunities, the company’s future products and product applications and statements containing words such as “expect” and “believe” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those projected in our forward-looking statements include our ability to raise additional capital when needed; market acceptance of our technologies and products; and for products incorporating our technologies; the failure of our commercial partners to perform as expected under our agreements; our ability to identify parties interested in paying any amounts or amounts we deem desirable for the purchase or license of intellectual property assets; our or our customers’ failure to perform under open purchase orders, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and develop partnership opportunities; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims, and other risk factors identified from time to time in the company's SEC reports, including the company's Annual Report on Form 10-K filed with the SEC. These factors are not intended to represent a complete list of the general or specific factors that may affect us.  It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this release may affect us to a greater extent than indicated. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.
Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2019	2018

Assets
Current Assets
Cash and cash equivalents	$4,614	$13,766
Accounts receivable, net	2,524	476
Costs and estimated earnings in excess of billings on uncompleted contracts	-	987
Inventory	54	1,109
Other current assets	951	1,311
Total current assets	8,143	17,649

Property and equipment, net	2,263	2,993
Operating lease right-of-use asset	1,477	-
Restricted cash	435	435
Intangible assets, net	428	486
Other assets	1,494	1,470
Total assets	$14,240	$23,033

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$1,705	$2,411
Accrued liabilities	4,816	5,602
Billings on uncompleted contracts in excess of related costs	101	-
Other current liabilities	10,042	10,154
Current portion of operating lease liability	646	-
Current portion of finance lease obligations	23	21
Total current liabilities	17,333	18,188

Operating lease liability, net of current portion	1,615	-
Finance lease obligations, net of current portion	22	33
Deferred rent, net of current portion	-	695
Total liabilities	18,970	18,916

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	110	100
Additional paid-in capital	558,334	550,133
Accumulated deficit	(563,174)	(546,116)
Total shareholders' equity (deficit)	(4,730)	4,117
Total liabilities and shareholders' equity (deficit)	$14,240	$23,033

MicroVision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Product revenue	$-	$-	$199	$-
License and royalty revenue	-	-	-	11
Contract revenue	1,240	2,014	2,892	4,191
Total revenue	1,240	2,014	3,091	4,202

Cost of product revenue	1,025	326	1,313	564
Cost of contract revenue	798	1,355	1,753	2,990
Total cost of revenue	1,823	1,681	3,066	3,554

Gross margin	(583)	333	25	648

Research and development expense	5,945	6,691	11,918	11,519
Sales, marketing, general and administrative expense	2,455	2,093	5,154	4,700
Total operating expenses	8,400	8,784	17,072	16,219

Loss from operations	(8,983)	(8,451)	(17,047)	(15,571)

Other expense, net	(7)	(8)	(11)	(20)

Net loss	$(8,990)	$(8,459)	$(17,058)	$(15,591)

Net loss per share - basic and diluted	$(0.08)	$(0.10)	$(0.16)	$(0.19)

Weighted-average shares outstanding - basic and diluted	106,872	81,321	104,435	79,973

Investor Relations Contact

David H. Allen
Darrow Associates, Inc.
408.427.4463
dallen@darrowir.com